CHANGE IN CONTROL
                                    AGREEMENT

         THIS AGREEMENT, dated as of September 20, 2007 between Del Laboratories, Inc., a Delaware corporation (the "COMPANY"), and Shawn Smith ("EXECUTIVE").

                                   BACKGROUND:

         In consideration of the future service to be provided by Executive to the Company and the mutual covenants hereinafter set forth, the Company and Executive (individually a "PARTY" and together the "PARTIES") intending to be legally bound agree as follows:

1. DEFINITIONS.

         (a) "BASE COMPENSATION" shall mean Executive's annual base compensation payable by the Company.

         (b) "BOARD" shall mean the Board of Directors of the Company.

         (c) "CAUSE" shall be defined as (i) willful refusal or willful neglect by Executive to perform substantially her employment-related duties; (ii) willful gross misconduct or willful breach of fiduciary duty, each in connection with Executive's employment with the Company; (iii) conviction of a crime constituting a felony (or crime or offense of equivalent magnitude in any jurisdiction) or personal dishonesty or a willful violation of any law, in each case which causes material financial harm to the Company or (iv) material breach of any written covenant or agreement with the Company or any of its subsidiaries or affiliates not to disclose any confidential information pertaining to the Company or any such subsidiary or affiliate.

         (d) "CHANGE IN CONTROL" shall mean the occurrence of any one of the following events:

                  (i) individuals who, as of the beginning of any twenty-four month period, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least 75% of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board;

                  (ii) at any time prior to the expiration or termination of this Agreement, voting power representing more than 50% of the Company's outstanding common stock shall be acquired, directly or indirectly, by any individual, corporation or group, other than persons who are members of the


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Board at the date hereof or who succeed to the ownership of securities of the
Company of any such members of the Board as executor, administrator, heir or intestate distributee of such persons. "Group" shall mean persons who act in concert as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended. "Change in control" shall not include increases in the percentage of voting power of persons who beneficially own or control stock on the date of this Agreement which occur solely as a result of a reduction in the amount of stock outstanding;

                  (iii) the effective date of a merger, consolidation, or sale of all or substantially all of the business and/or assets of the Company, unless such transaction is with an affiliate of the Company or such transaction results in the Company being the controlling, surviving entity;

                  (iv) the adoption of a plan of liquidation by the Company or its shareholders; or

                  (v) the adoption of a resolution by a majority of the Board then in office declaring that a Change in Control has occurred, in which case the Change in Control shall be deemed to have occurred on the date of, or the date stated in, the Board resolution so declaring.

         (e) "EMPLOYMENT AGREEMENT" shall mean the letter agreement dated March 13, 2007 between Executive and the Company.

         (f) "GOOD REASON" shall mean, without Executive's express written consent and without Cause, the occurrence, after a Change in Control of the Company, of any of the following:

                  (i) Any material and adverse diminution of Executive's position, reporting relationships, responsibility or authority, or assignment of duties materially inconsistent with Executive's responsibilities and status in effect immediately prior to the Change in Control of the Company;

                  (ii) Executive's Base Compensation is decreased by the Company or her incentive or equity opportunity under any material incentive or equity program of the Company is or are reduced;

                  (iii) The failure by the Company to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which Executive is participating at the time of a Change in Control (or plans providing Executive with substantially similar benefits), the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce her benefits under any of such plans or deprive her of any material fringe benefit enjoyed by her at the time of the Change in Control, or the failure by the Company to provide her with the number of paid vacation days to which she is then entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control;

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                  (iv) The failure of the Company to obtain a satisfactory
agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 7 hereof;

                  (v) The Company's requiring Executive to be based anywhere other than within 30 miles of the Company's current headquarters; or

                  (vi) The Company's requiring that Executive undertake business travel to an extent significantly greater than Executive's business travel obligations immediately prior to the Change in Control.

         (g) "TERMINATION UPON A CHANGE IN CONTROL" shall mean that prior to or following a Change in Control and during the term of this Agreement, the Company or Executive terminates Executive's employment as described in Paragraph 3(a).

2. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect until the third anniversary of the date hereof; provided, however, that the term of this Agreement shall automatically renew itself each year for an additional term of one year until the Company provides Executive one year written notice that it wishes to terminate this Agreement; such termination shall be effective on the anniversary date hereof first occurring after such notice is given. The Company may not give such notice while it has knowledge that any third party has taken steps reasonably calculated to effect a Change in Control of the Company, unless and until such third party has, in the reasonable opinion of the Company, abandoned its efforts to effect a Change in Control of the Company. In addition, if a Change in Control of the Company occurs during the term of this Agreement, or if a Change in Control would have occurred during the term of this Agreement but for a delay in regulatory approval or litigation related to the Change in Control, this Agreement shall automatically continue in effect for a period of twenty-four (24) months beyond the last day of the month in which such Change in Control occurs.

3. TERMINATION UPON A CHANGE IN CONTROL.

         (a) Prior to or following a Change in Control of the Company, Executive shall be entitled to the benefits provided in Section 4 hereof upon the subsequent termination of Executive's employment, if such termination occurs within twenty-four (24) months following such Change in Control and is (i) by the Company other than for Cause following a Change in Control, (ii) by the Company (other than for Cause) prior to and in connection with an anticipated Change in Control at the request or direction of an acquirer involved in the Change in Control, or (iii) by Executive for Good Reason following a Change in Control. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of Executive's disability, Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers Executive, and Executive shall not be considered to have terminated employment under this Agreement and shall not receive benefits pursuant to Section 4 hereof. If Executive is entitled to the benefits described in Section 4 by reason of clause (a)(ii) above, Executive shall be entitled to such benefits upon her termination of employment regardless of whether the Change in Control actually occurs.

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         (b) NOTICE OF TERMINATION. Any purported termination of Executive's employment by the Company or by Executive shall be communicated by written Notice of Termination to the other Party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the effective date of Executive's termination of employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

4. COMPENSATION PAYABLE IN THE EVENT OF TERMINATION.

         (a) In the event a Termination Upon a Change in Control occurs, Executive shall be entitled to receive promptly following Executive's termination of employment:

                  (i) (A) unpaid Base Compensation earned or accrued through the date of termination (including accrued, unused vacation time); (B) the unpaid portion, if any, of bonuses previously earned by the Executive pursuant to the Company's Management Incentive Plan or other bonus plans; and (C) payment of an amount equal to two years' of Executive's Base Compensation, payable in equal monthly installments over the twenty-four (24)-month period commencing immediately following Executive's termination of employment (provided, however, that Executive shall not be entitled to duplicate payments under this Agreement and the Employment Agreement);

                  (ii) continued health insurance coverage for Executive and Executive's eligible dependents for a period of twenty four (24) months, on the same terms (including costs) as in effect prior to the termination of Executive's employment;

                  (iii) reimbursement for reasonable out-of-pocket business expenses properly incurred but not yet reimbursed by the Company; and

                  (iv) any other compensation and benefits to which Executive may be entitled under applicable plans, programs and agreements of the Company.

               (b) In addition to the foregoing, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "PAYMENT"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Payment shall be reduced to the extent necessary to avoid any portion of any such payment being treated as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. Notwithstanding the foregoing, no such reduction shall occur if, on an after-tax basis (considering federal income, excise and social security taxes, and applicable state and local income taxes) such Payment without reduction would exceed such Payment after the reduction provided for in the preceding sentence. All determinations to be made under this Paragraph 4(b) shall be made by the

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Company's independent public accountant immediately prior to the Change in
Control (the "ACCOUNTING FIRM"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within thirty days of Executive's termination date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. All fees and expenses of the Accounting Firm in performing the determinations referred to above shall be borne solely by the Company.

         (c) NO MITIGATION; NO OFFSET. In the event of any termination of Executive's employment under this Agreement, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain, provided that continuation under the Company's employee benefit programs that are employee welfare benefit plans and programs shall terminate if and to the extent that substantially equivalent benefits are available through a new employer of Executive.

         (d) NATURE OF PAYMENTS. Any amounts due Executive under this Agreement in the event of any termination of Executive's employment with the Company are in the nature of severance payments, or liquidated damages which contemplate both direct damages and consequential damages that may be suffered as a result of the termination of Executive's employment, or both, and are not in the nature of a penalty.

         (e) OTHER BENEFITS. The payments due under Section 4 hereof shall be in addition to and not in lieu of any payments or benefits due to Executive under any other plan, policy or program of the Company, except that no payments shall be due to Executive under the Company's then severance pay plan for employees, if any.

5. TERMINATION BY THE COMPANY. Executive hereby acknowledges that, subject to the existence of the Employment Agreement, Executive is an "at will" employee of the Company. Except as provided in Paragraph 3(a)(ii), prior to a Change in Control, and subject to the terms of the Employment Agreement, Executive hereby acknowledges that the Company may terminate Executive's employment with the Company with or without Cause.

6. CONFIDENTIALITY, NON-COMPETE, NON-SOLICITATION AND OTHER PROVISIONS. Executive agrees and acknowledges that she is subject to the confidentiality and non-solicitation provisions of the Agreement to Terms and Conditions of Employment signed by Executive in favor of the Company, and that during the twenty-four(24)-month period during which severance is payable hereunder, Executive will not become associated as a principal, partner, employee, consultant or shareholder (other than a holder of not in excess of 1% of the outstanding voting securities of any publicly traded company) that is actively engaged in any business that is competitive with those of the Company or any of its subsidiaries as in effect on the date of termination of employment.


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7. SUCCESSORS, BINDING AGREEMENT.

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive terminates her employment voluntarily for Good Reason following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, "COMPANY" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If Executive should die after Executive's Notice of Termination under circumstances entitling Executive to benefits hereunder and while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devises, legates or other designee or, if there is no such designee, to Executive's estate.

8. LEGAL FEES. In the event of litigation between Executive and the Company arising in connection with Executive's attempt to obtain or enforce any right or benefit provided by this Agreement, the Company agrees to pay the reasonable attorneys' fees and other legal expenses incurred by Executive in pursuing such litigation, including a reasonable rate of interest for delayed payment; provided, however, that Executive shall not be entitled to payments under this
Section 8 if the litigation pursued by Executive is determined to be frivolous.

9. ENTIRE AGREEMENT. The Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

10. AMENDMENT OR WAIVER. The Agreement cannot be changed, modified or amended without the written consent of both Executive and the Company. No waiver by either Party at any time of any breach by the other Party of any condition or provision of the Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

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11. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to effectuate the intent of this Agreement.

12. GOVERNING LAW. The Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict of laws.

13. NOTICES. Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

                  If to the Company:

                  Del Laboratories, Inc.
                  726 RexCorp Plaza, Uniondale, NY 11556
                  Attention:  President and CEO

                  If to Executive:

                  Shawn Smith
                  31 Fremont St.
                  Harrison, NY 10528

14. HEADINGS. The headings of the sections contained in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         IN WITNESS WHEREOF, the undersigned have executed the Agreement as of the date first above.



                                   DEL LABORATORIES, INC.


                                   By: ________________________
                                         Name: Charles Hinkaty
                                         Title: President and CEO

                                   ----------------------------
                                   Shawn Smith


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